Exhibit 10.2

2013 NON-QUALIFIED STOCK OPTION AWARD AGREEMENT

We are pleased to advise you that the Compensation Committee (the “Committee”) of the Board of Directors of Office Depot, Inc. (the “Company”) has on December 2, 2013 (the “Grant Date”) granted you a non-qualified stock option award (the “Option”) pursuant to the Office Depot, Inc. 2007 Long-Term Incentive Plan (the “Plan”). Capitalized terms used but not defined in this 2013 Non-Qualified Stock Option Award Agreement (the “Agreement”) have the meanings given to them in the Plan. This award is subject to federal and local law and the requirements of the New York Stock Exchange.

1.	Option

The Option provides you with the opportunity to purchase Five Hundred Thousand (500,000) shares of the Company’s common stock (“Option Shares”), at an option price per share of $5.35 payable upon exercise, pursuant to the provisions and restrictions contained in the Plan and this Agreement. The option price per share is equal to the Fair Market Value of a share of the Company’s common stock on the Grant Date. Your Option will expire at the close of business on December 2, 2023 (the “Expiration Date”), subject to earlier expiration upon the termination of your employment as provided below. Your Option is not intended to be an “incentive stock option” within the meaning of Section 422 of the Code.

2.	Vesting and Exercise

a.	Normal Vesting and Exercise. The Option will vest and become exercisable with respect to thirty-three percent (33%) of the Option Shares on each of the first and second anniversaries of the Grant Date (in each case rounded down to the next highest whole number of Option Shares) and with respect to all remaining Option Shares on the third anniversary of the Grant Date, provided that you are continuously employed by the Company or any Subsidiary from the Grant Date until each such anniversary date (the “Vesting Period”).

b.	Effect on Vesting and Exercise of Employment Termination. Notwithstanding paragraph 2(a) above, the following vesting and exercise rules will apply if your employment with the Company and its Subsidiaries terminates before you have exercised your Option for all of your Option Shares:

i)

Death or Disability. If you terminate employment with the Company and its Subsidiaries due to death or Disability during the Vesting Period, the Option will vest and become exercisable as to a pro rata portion of the Option Shares (to the extent the Option has not previously vested and become exercisable) on the date of such employment termination and you will forfeit the remainder of the Option Shares on such date. The portion of the Option that will vest under the immediately prior sentence shall be determined by multiplying the total number of Option Shares by a fraction, the numerator of which is the total number of calendar days during which you were employed by the Company and its Subsidiaries during the Vesting Period and the denominator of which is 1095, rounded up to the nearest whole number of Option Shares (as necessary), and subtracting the number of Option Shares as to which the Option previously became vested and exercisable. For this purpose, you will be considered “Disabled” if you have been determined to be eligible to commence benefits under the Company’s long-term disability program; the effective date of your Disabled status will be the later of the date on which such determination is made or the date as of which you are determined to be eligible to commence such benefits. Your Disabled status must become effective under the preceding sentence prior to the date on which the Option would otherwise cease to be exercisable to be recognized under this Agreement. This definition of “Disability” applies in lieu of the definition set out in the Plan.

ii)	Termination of Employment without Cause or for Good Reason Prior to Change in Control. In the event of your termination of employment with the Company and its Subsidiaries without Cause or for Good Reason during the Vesting Period and prior to the effective date of a Change in Control, you will vest in a pro rata portion of the Option Shares (to the extent the Option has not previously vested and become exercisable) on the date of such employment termination and you will forfeit the remainder of the Option Shares on such date. The portion of your Option that will vest under the immediately prior sentence shall be determined by multiplying the total number of Option Shares by a fraction, the numerator of which is the total number of calendar days during which you were employed by the Company and its Subsidiaries during the Vesting Period and the denominator of which is 1095, rounded up to the nearest whole number of Option Shares (as necessary), and subtracting the number of Option Shares as to which the Option previously became vested and exercisable.

iii)

Termination of Employment without Cause or for Good Reason on or After Change in Control. In the event of your termination of employment with the Company and its Subsidiaries without Cause or for Good Reason during the Vesting Period and within the period following the effective date of a Change in Control during which you are entitled to receive enhanced severance benefits upon a termination of employment pursuant to your Change in Control Agreement with the Company, the Option will become fully vested and exercisable as to all Option Shares (to the extent the Option has not previously vested and become exercisable) on the date of such employment termination. In the event of your termination of employment with the Company and its Subsidiaries without Cause or for Good Reason during the Vesting Period and after the period following the effective date of a Change in Control during which you are entitled to receive enhanced severance benefits upon a termination of employment pursuant to your Change in Control Agreement with the Company, the treatment specified in paragraph 2(b)(ii) shall apply to the Option. However, in either case, if the Option is not assumed, substituted or otherwise continued on an equivalent basis by the surviving entity in the Change in Control, the Option shall become fully vested on the effective date of the Change in Control and shall be cancelled in connection with such Change in Control in exchange for a cash payment upon such Change in Control in an amount equal to (i) the excess of the Fair Market Value per share of the Company’s common stock subject to the Award immediately prior to the effective date of the Change in Control over the per share exercise price, multiplied by (ii) the number of shares of Company common stock subject to the Option.

iv)	Cause. If your employment is terminated by the Company or a Subsidiary for Cause, the Option will be forfeited with respect to all Option Shares immediately upon your termination of employment regardless of whether the Option is then vested and exercisable with respect to all or any portion of the Option Shares.

v)	Definition of Cause. As used herein, the term “Cause” shall mean:

A.	your willful failure to perform your material duties (other than any such failure resulting from incapacity due to physical or mental illness);

B.	your willful failure to comply with any valid and legal directive of the Board;

C.	your engagement in dishonesty, illegal conduct or misconduct, which is, in each case, materially injurious to Company or its affiliates;

D.	your embezzlement, misappropriation or fraud, whether or not related to your employment with Company;

E.	your conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude;

F.	your willful violation of a material policy of Company;

G.	your willful unauthorized disclosure of confidential information (within the meaning of the confidentiality covenant that you were required to sign as a condition of your employment with the Company); or

H.	your material breach of any material obligation under any written agreement between you and Company.

Termination of your employment shall not be deemed to be for Cause unless and until Company delivers to you a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the Board, finding that you are guilty of the conduct described in any of (A) - (H) above, after having afforded you a reasonable opportunity to appear (with counsel) before the Board. Except for a failure, breach or refusal which, by its nature, cannot reasonably be expected to be cured, you shall have thirty (30) business days from the delivery of written notice by Company within which to cure any acts constituting Cause; provided, however, that if Company reasonably expects irreparable injury from a delay of thirty (30) business days, Company may give you notice of such shorter period within which to cure as is reasonable under the circumstances, which may include the termination of your employment without notice and with immediate effect. No act or failure by you shall be considered “willful” if such act is done by you in the good faith belief that such act is or was in the best interests of Company or one or more of its businesses. This definition of “Cause” applies in lieu of the definition set out in the Plan.

vi)	Definition of Good Reason. As used herein, the term “Good Reason” shall mean:

A.	a material reduction in your base salary with the Company;

B.	a material reduction in your target bonus opportunity with the Company;

C.	a relocation of your principal place of employment by more than 50 miles (without your prior written consent);

D.	a material, adverse diminution in your authority, duties or responsibilities (other than temporarily while you are physically or mentally incapacitated); or

E.	a material adverse change in the reporting structure applicable to you.

You cannot terminate your employment for Good Reason unless you have provided written notice to Company of the existence of the circumstances providing grounds for termination for Good Reason within ninety (90) days of the initial existence of such grounds and Company has had at least thirty (30) days from the date on which such notice is provided to cure such circumstances. If you do not terminate your employment for Good Reason within one hundred and eighty (180) days after the first occurrence of the applicable grounds, then you will be deemed to have waived your right to terminate for Good Reason with respect to such grounds.

vii)	Other Termination of Employment. Except as provided otherwise in paragraphs 2(b)(i) through (iv) above, you will forfeit the unvested portion of the Option on the date of your employment termination if you terminate employment with the Company and its Subsidiaries during the Vesting Period.

viii)	Post-Termination Exercise Period. If you cease to be an employee of the Company and its Subsidiaries (i) by voluntarily terminating employment with the Company and its Subsidiaries following your completion of five or more years of service for the Company and its Subsidiaries, (ii) as a result of an involuntary termination of employment without Cause, your resignation for Good Reason, your death, the termination of your employment on account of Disability, in each case in this sub-clause (ii) regardless of the years of service you have completed as of your termination of employment, or (iii) as a result of your Retirement, the portion of your Option that is vested and exercisable on the date of your termination of employment will remain exercisable at any time until, and will automatically be forfeited and cancelled upon, the earlier of the date that is 12 months after your termination of employment or the Expiration Date. If you voluntarily terminate with the Company or any Subsidiary prior to completing five years of service other than for Good Reason, Disability or Retirement, the portion of your Option that is vested and exercisable on the date of your termination of employment will remain exercisable at any time until, and will automatically be forfeited and cancelled upon, the earlier of the date that is 90 days after the date of your termination of employment or the Expiration Date.

ix)	Death After Termination of Employment. Following your death, your Option will be exercisable by your beneficiary, surviving spouse, estate, or any person who acquired such Option by bequest or inheritance within the applicable time frame specified above.

d.	No Other Special Vesting and Exercise Rights. The provisions of the Plan with respect to accelerated vesting for Retirement (section 10.5 of the Plan) do not apply to the Option. If all or any portion of the Option is forfeited at any time during the Vesting Period, you will cease to have any rights with respect to such forfeited Option.

3.	Expiration of Option

In no event shall any part of your Option be exercisable after the Expiration Date.

4.	Procedure for Exercise

You may exercise all or a portion of the Option (to the extent vested) pursuant to the exercise procedures specified by the Company from time to time in Plan documentation distributed to participants, which include remitting payment of the aggregate option price for the Option Shares being purchased pursuant to the prospectus of the Plan.

5.	Transferability of Option

Except as provided below, the Option (a) is personal to you and, during your lifetime, may be exercised only by you or your guardian or legal representative; and (b) may not be sold, pledged, assigned or transferred in any manner, other than in the case of your death to your beneficiary as determined pursuant to procedures prescribed by the Committee for this purpose or by will or the laws of descent and distribution, and any such purported sale, pledge, assignment or transfer shall be void and of no effect. However, subject to applicable procedures, you may transfer your Option to an immediate family member (i.e., your spouse, child or grandchild), a trust for the benefit of such immediate family members during your lifetime, or a partnership whose only partners are such immediate family members. The transferee shall remain subject to all terms and conditions applicable to the Option prior to the transfer.

6.	Conformity with Plan

Your Option is intended to conform in all respects with, and is subject to, all applicable provisions of the Plan which is incorporated herein by reference. Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan except as expressly provided otherwise in this Agreement. The Committee reserves its rights to amend or terminate the Plan at any time without your consent; provided, however, that the Option shall not, without your written consent, be adversely affected thereby (except to the extent the Committee reasonably determines that such amendment or termination is necessary or appropriate to comply with applicable law or the rules or regulations of any stock exchange on which the Company’s stock is listed or quoted). All interpretations and determinations of the Committee or its delegate shall be final, binding and conclusive upon you and your legal representatives and any recipient of a transfer of the Option permitted by this Agreement with respect to any question arising hereunder or under the Plan or otherwise, including guidelines, policies or regulations which govern administration of the Plan. By acknowledging this Agreement, you agree to be bound by all of the terms of the Plan and acknowledge availability and accessibility of the Plan document, the Plan Prospectus, and either the Company’s latest annual report to shareholders or annual report on Form 10-K on the Plan and/or Company websites. You understand that you may request paper copies of the foregoing documents by contacting the Company’s Director, Executive Compensation & International Compensation and Benefits.

7.	Restrictions on Shares

If the Committee determines that the listing, registration or qualification upon any securities exchange or under any law of the Option Shares is necessary or desirable as a condition of, or in connection with, the granting of the Option or the issue or purchase of the Option Shares thereunder, no Option Shares may be issued unless such listing, registration or qualification is effected free of any conditions not acceptable to the Committee. All certificates for shares of the Company’s common stock delivered under the Plan shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any listing standards of any exchange or self-regulatory organization on which the Company’s common stock is listed, and any applicable federal or state laws; and the Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions. In making such determination, the Committee may rely upon an opinion of counsel for the Company. The Company shall have no liability to deliver any shares under the Plan or make any other distribution of the benefits under the Plan unless such delivery or distribution would comply with all applicable state, federal, and foreign laws (including, without limitation and if applicable, the requirements of the Securities Act of 1933), and any applicable requirements of any securities exchange or similar entity. The Committee shall be permitted to amend this Agreement in its discretion to the extent the Committee determines that such amendment is necessary or desirable to achieve compliance with the Dodd-Frank Wall Street Reform and Consumer Protection Act and the guidance thereunder.

8.	Non-Compete, Confidentiality, and Non-Solicitation Requirements

Your Option is also subject to your complying with and not breaching the non-compete, confidentiality, and non-solicitation covenants that you were required to sign as a condition of your employment with the Company.

9.	Section 409A

It is intended, and this Agreement shall be construed, so that the Option shall be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, pursuant to Treasury Regulation Section 1.409A-1(b)(5)(i)(A).

10.	Employment and Successors

Nothing in the Plan or this Agreement shall serve to modify or amend any employment agreement you may have with the Company or any Subsidiary or to interfere with or limit in any way the right of the Company or any Subsidiary to terminate your employment at any time, or confer upon you any right to continue in the employ of the Company or any Subsidiary for any period of time or to continue your present or any other rate of compensation subject to the terms of any employment agreement you may have with the Company. The grant of your Option shall not give you any right to any additional awards under the Plan or any other compensation plan the Company has adopted or may adopt. The agreements contained in this Agreement shall be binding upon and inure to the benefit of any successor of the Company.

11.	Withholding

As a condition of exercise of your Option, you are required to pay to the Company all applicable federal, state, local or other taxes, domestic or foreign, with respect to the Option (the “Required Tax Payments”) pursuant to the method you elect at the time of exercise from among the methods made available by the Committee for this purpose.

12.	Amendment

The Committee may amend this Agreement by a writing that specifically states that it is amending this Agreement, so long as a copy of such amendment is delivered to you, provided that no such amendment shall adversely affect in a material way your rights hereunder without your written consent (except to the extent the Committee reasonably determines that such amendment or termination is necessary or appropriate to comply with applicable law or the rules or regulations of any stock exchange on which the Company’s stock is listed or quoted). Without limiting the foregoing, the Committee reserves the right to change, by written notice to you, the provisions of the Option or this Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant of the Option as a result of any change in applicable law or regulation or any future law, regulation, ruling, or judicial decisions.

13.	Notices

Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company as follows:

Office Depot, Inc.

c/o Vice President, Global Compensation, Benefits, and HRIM

6600 North Military Trail, C278

Boca Raton, FL 33496

Any notice to be given under the terms of this Agreement to you shall be addressed to you at the address listed in the Company’s records. By a notice given pursuant to this Section, either party may designate a different address for notices. Any notice shall be deemed to have been duly given when personally delivered (addressed as specified above) or when enclosed in a properly sealed envelope (addressed as specified above) and deposited, postage prepaid, with the U.S. postal service or an express mail company.

14.	Severability

If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any section of this Agreement (or part of such a section) so declared to be unlawful or invalid shall, if possible, be construed in a manner that will give effect to the terms of such section or part of a section to the fullest extent possible while remaining lawful and valid.

15.	Entire Agreement

This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings, oral or written, with respect to the subject matter herein. By acknowledging this Agreement, you accept the Option in full satisfaction of any and all obligations of the Company to grant stock options to you as of the date hereof.

16.	Governing Law

This Agreement will be governed by and enforced in accordance with the laws of the State of Florida, without giving effect to its conflicts of laws rules or the principles of the choice of law.

17.	No Rights as Shareholder

You shall have no voting, dividend or any other rights as a stockholder of the Company with respect to the Option Shares, unless and to the extent that you exercise the Option provided hereunder and the Option Shares are registered in your name as owner.

18.	Venue

Any action or proceeding seeking to enforce any provision of or based on any right arising out of this Agreement may be brought against you or the Company only in the courts of the State of Florida or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of Florida, West Palm Beach Division; and you and the Company consent to the jurisdiction of such courts in any such action or proceeding and waive any objection to venue laid therein.

To confirm your understanding and acknowledgment of the terms contained in this Agreement, please sign and date this Agreement below.

Very truly yours,

OFFICE DEPOT, INC.

Acknowledged:

/s/ Stephen E. Hare

Stephen E. Hare

Date: December 2, 2013